Exhibit 10.20
August 24, 2009
Christopher Calhoun
Dear Chris:
     The purpose of this letter (the “Agreement”) is to amend and restate your existing Offer Letter with GAIN Capital Holdings, Inc. (the “Company”), dated February 1, 2009 (your “Existing Offer Letter”), to reflect the terms and conditions of your continued employment with the Company in a new role. Effective as of April 1, 2009 (the “Effective Date”), the key elements of your new role and continued employment with the Company are as follows:
     1. Title and Duties. You will continue to be employed by the Company in the position of Senior Advisor and Corporate Secretary of the Company with the duties, responsibilities and authority commensurate therewith. You will report to and accept direction from the Chief Executive Officer of the Company regarding projects and activities to be completed by you for the Company during the Employment Period (as defined below).
     2. Term. The term of this Agreement and your new position commenced on the Effective Date and will continue until terminated in accordance with Section 7 below (the “Employment Period”).
     3. Salary and Benefits. During the Employment Period, the Company will pay you an annual base salary of $50,000, which will be paid in accordance with the general payroll practices of the Company. Your base salary will be subject to review and increase by the Company during the Employment Period in accordance with the Company’s normal compensation and performance review policies for employees generally. During the Employment Period, you will continue to participate in the Company’s health, dental, 401 (k), and other benefit plans generally available to Company employees from time to time. Nothing in this Agreement or otherwise shall prevent the Company from amending or terminating any bonus, incentive, equity compensation, retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time on or after the Effective Time as the Company deems appropriate. The Company will provide you with a cellular telephone at the Company’s sole expense.
     4. Bonus. Effective as of the Effective Date, you are no longer eligible to participate in the management bonus program. However, you will be eligible to participate in the Company’s annual discretionary bonus program for employees generally. Any annual bonus earned and payable to you will be paid on or after January 1 but not later than March 15 of the calendar year following the calendar year for which the annual bonus is earned.

     5. Equity Compensation. During the Employment Period, you will continue to be eligible to participate in certain long-term equity incentive programs established by the Company for its employees, including the 2006 Equity Compensation Plan (or a successor thereto), at levels determined by the Compensation Committee in its sole discretion, commensurate with your position.
     6. Vacation. During the Employment Period, you will continue to be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other employees of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not worked policies; provided, however, that you will be entitled to not less than four (4) weeks paid vacation each calendar year, prorated in respect of any period of employment of less than twelve (12) months in a calendar year.
     7. Termination. Your employment with the Company continues to be at-will and subject to the arrangements described in the Company’s employee handbook, as modified from time to time. This means that you may resign from the Company at any time for any reason upon thirty (30) days advance written notice, and the Company may terminate your employment at any time for any reason upon thirty (30) days advance written notice. Upon any such termination or resignation, you will be entitled only to any amounts earned and payable but not yet paid.
     8. Restrictive Covenant Agreement. You hereby acknowledge and confirm that the Employee Non-Disclosure, Assignment of Developments, Non-Competition and Non-Solicitation Agreement executed by you in favor of the Company on November 12, 2000 (the “Restrictive Covenants Agreement”), the terms of which are incorporated herein by reference, remains in full force and effect and binding upon you. The Restrictive Covenants shall survive the termination of this Agreement and your employment by the Company for the applicable period(s) set forth therein.
     9. Entire Agreement. This Agreement together with the Restrictive Covenants Agreement, sets forth the entire understanding between you and the Company and supersedes any and all prior agreements and understandings with respect to the subject matter hereof, including, without limitation, your Existing Offer Letter. This Agreement cannot be changed, modified, extended or terminated except by a written amendment executed by you and by the President of the Company.
     10. Successors. The terms and provisions of this Agreement will be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of you and the Company, except that your duties and responsibilities under this Agreement are of a personal nature and may not be assigned or delegated.
     11. Tax Withholding. All payments under this Agreement will be made subject to applicable tax withholding, and the Company will withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold.

     12. Governing Law. This Agreement will be governed by and interpreted under the laws of the State of New Jersey without giving effect to any conflict of laws provisions,
     If these terms are agreeable, please signify your acceptance below and return one copy to me.

Sincerely, GAIN Capital Holdings, Inc.
/s/ Glen Stevens
Glen Stevens
President and Chief Executive Officer

Agreed and accepted:
/s/ Christopher Calhoun
Christopher Calhoun

8-26-09
Date